Exhibit 99.1
[ONEOK Logo]	News

April 21, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

Oklahoma Natural Gas announces three new vice presidents

Tulsa, Okla. -- Today the ONEOK Board of Directors approved three new vice presidents of Oklahoma Natural Gas Company, a division of ONEOK, Inc.

Phyllis Worley, president of Oklahoma Natural Gas, has named Ron Brown, vice president of administration; Scott Shepherd, vice president of eastern region; and Steven Wood, vice president of western region, effective May 1, 2005.

The three positions were vacated earlier by individuals assigned to new responsibilities within the ONEOK distribution companies segment.

Previously, Brown and Wood served as Oklahoma Natural Gas managers and Shepherd, most recently, served as a ONEOK manager.

"These individuals bring a wealth of experience to their respective jobs," said Worley. "They represent the same set of values that has been the basis for the company's excellent reputation for almost 100 years.

"I am extremely pleased that they'll join the executive management of Oklahoma Natural Gas as we look forward to our second century of service to the people of our state."

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company's energy services operation focuses primarily on marketing natural gas and related services throughout the United States. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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